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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12b-25


                        Commission File Number 000-32319


                           NOTIFICATION OF LATE FILING


(Check One):     [X] Form 10-K         [ ] Form 11-K        [ ] Form 20-F
                 [ ] Form N-CSR        [ ] Form 10-Q        [ ] Form N-SAR

For Period Ended:                        DECEMBER 31, 2002
                 --------------------------------------------------------------

[  ]  Transition Report on Form 10-K      [  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form 20-F      [  ]  Transition Report on Form N-SAR
[  ]  Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                    ESSENTIAL REALITY, INC.
                        --------------------------------------------------------

Former name if applicable                      JPAL, INC.
                          ------------------------------------------------------

                          49 WEST 27TH STREET, SUITE 7E
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Address of principal executive office (Street and number)

City, state and zip code                NEW YORK, NEW YORK 10001
                        --------------------------------------------------------


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                                     PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

         State below in reasonable detail why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant was unable to file the Form 10-KSB for the period ended December 31, 2002 without unreasonable effort or expense due to delays resulting from the recent change of its accountants.


                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

          HUMBERT B. POWELL, III          (212)                    244-3200
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                (Name)                  (Area Code)           (Telephone number)


         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [X] Yes [ ] No



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         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Due to the business combination between the registrant and Essential Reality, LLC on June 20, 2002, comparisons of current results of operations of the registrant to prior periods are not meaningful and may contain significant changes.


                             ESSENTIAL REALITY, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     March 31, 2003                  By: /s/ Humbert B. Powell, III
     -----------------------                 -----------------------------------
                                             Name: Humbert B. Powell, III
                                             Title: Chairman of the Board





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